EXHIBIT 10.7(b)

                          THE OHIO VALLEY BANK COMPANY
                    EXECUTIVE DEFERRED COMPENSATION AGREEMENT

     THIS EXECUTIVE DEFERRED COMPENSATION AGREEMENT is made this 17th day of April, 2003, by THE OHIO VALLEY BANK COMPANY (the "Company"), a state-chartered commercial bank located in Gallipolis, Ohio, and JEFFREY E. SMITH (the "Executive"). The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensation employees who contribute materially to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act ("ERISA").

                                    Article 1
                                   Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 "Base Salary" shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to an Executive for employment services rendered (whether or not such allowances are included in the Executive's gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Company and shall be calculated to include amounts not otherwise included in the Executive's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Company; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.2 "Beneficiary" means each designated person, or the estate of a deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 6.

1.3 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more beneficiaries.

1.4 "Board" means the Board of Directors of the Company as from time to time constituted.

1.5 "Bonus" means the cash bonus, if any, awarded to each Executive for services performed during the Plan Year and that does not qualify as Performance-Based Compensation.

1.6  "Code" means the Internal Revenue Code of 1986, as amended.


1.7 "Compensation" means the total Base Salary, Bonus, and Performance-Based Compensation that would be paid to an Executive during a Plan Year, absent deferrals, less FICA taxes associated with such Base Salary, Bonus, and Performance-Based Compensation.

1.8 "Deferral Account" means the Company's accounting of the Executive's accumulated Deferrals, plus accrued interest.

1.9 "Deferrals" means the amount of the Executive's Compensations which the Executive elects to defer according to this Agreement.

1.10 "Disability" means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering executives of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering executives of the Company. The Executive must submit proof to the Plan Administrator of Social Security Administration's or the provider's determination upon the request of the Plan Administrator.

1.11 "Early Retirement" means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination for Cause.

1.12 "Effective Date" means January 1, 2003.

1.13 "Election Form(s)" means the form(s) established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to make elections under the Agreement.

1.14 "Normal Retirement Age" means the Executive  attaining age sixty-five (65).

1.15 "Normal Retirement Date" means the later of Normal Retirement Age or Separation from Service.

1.16 "Performance-Based Compensation" means the cash bonus, if any, awarded to the Executive that qualifies as "performance-based compensation" under
     Section 409A of the Code and the regulations thereunder.

1.17 "Plan Administrator"  means the plan administrator  described in Article 8.

1.18 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.19 "Secretary" means the Secretary of the United States Department of the Treasury.

1.20 "Separation from Service" means the termination of the Executive's employment with the Company for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive's employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A termination of employment will not be considered a Separation from Service if:

(a) the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or
(b) the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.21 "Termination  for  Cause"  has  that  meaning  set  forth in  Section  7.1.

1.22 "Unforeseeable Emergency" means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Executive, loss of the Executive's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

                                    Article 2
                                Deferral Election

2.1 Elections Generally. Unless otherwise provided for by the Secretary, the Participant may file annually Base Salary, Bonus, and Performance-Based Compensation Election Form(s) with the Plan Administrator no later than:

(a) For Base Salary and Bonus, the end of the Plan Year preceding the Plan Year in which services leading to such Base Salary and Bonus will be performed; and

(b) For Performance-Based Compensation, no later than six months before the end of the service period during which the Performance-Based Compensation is measured.

     The Election Form(s) shall set forth the amount of Base Salary, Bonus, and Performance-based Compensation to be deferred and shall--for Base Salary and Bonus only--be effective to defer only such compensation earned for services performed after the date the Election Form(s) are received by the Plan Administrator. Subsequent Election Form(s), subject to Section 2.3(b), shall only be effective for the Plan Year following the Plan Year in which they are received and approved by the Plan Administrator.

2.2 Initial Election. After being notified by the Plan Administrator of eligibility for participation in the Agreement, a Participant may make an initial deferral election under this Agreement by delivering to the Plan Administrator a signed Election Form(s) and Beneficiary Designation Form within thirty (30) days. The Election Form(s) shall set forth the amount of Base Salary, Bonus, and Performance-Based Compensation and shall be effective to defer, subject to Section 2.1(b), only Base Salary, Bonus, and Performance-based Compensation earned for services performed after the date the Election Form(s) are received by the Plan Administrator.

2.3. Change in Form or Timing of Distributions. For distribution of benefits under Article 4, Participant may elect to delay the timing or change the form of distributions by submitting the appropriate Election Form(s) to the Plan Administrator. Any such elections:

(a) may not accelerate the time or schedule of any distribution, except as allowed by the Secretary;
(b) must, for benefits payable under Section 4.1, be made at least twelve (12) months prior to the first scheduled distribution;
(c) must, for benefits payable under Sections 4.1 and 4.2, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d) must take effect not less than twelve (12) months after the election is made.

                                    Article 3
                                Deferral Account

3.1 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Compensations deferred by the Executive as of the time the Compensations would have otherwise been paid to the Executive.

3.1.2 Interest. On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate determined by the Board in its sole and absolute discretion, compounded annually.

3.2 Statement of Accounts. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the distribution of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.


                                    Article 4
                          Distributions During Lifetime

4.1 Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Executive's Normal Retirement Age.

4.1.2 Distribution of Benefit. The Company shall pay the benefit to the Executive as elected by the Executive on the Election Form(s) commencing within thirty (30) days following Normal Retirement Age.

4.2 Early Retirement Benefit. Upon the Executive's Early Retirement, the Company shall pay to the Executive the benefit described in this Section
     4.2 in lieu of any other benefit under this Article.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Executive's Separation from Service.

4.2.2 Distribution of Benefit. The Company shall pay the benefit to the Executive as elected by the Executive on the Election Form(s) commencing within thirty (30) days following Separation from Service.

4.3 Disability Benefit. If the Executive's Disability results in the Executive's Separation from Service prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section
     4.3 in lieu of any other benefit under this Article.

4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Executive's Separation from Service.

4.3.2 Distribution of Benefit. The Company shall pay the benefit to the Executive as elected by the Executive on the Election Form(s) commencing within thirty (30) days following Separation from Service due to Disability

4.4 Hardship Distribution. If the Executive experiences an Unforeseeable Emergency, the Executive may petition the Board to receive a payout from the Agreement. The Board in its sole discretion may grant such petition. If granted, the Executive shall receive, within sixty (60) days, a payout from the Agreement (i) only to the extent deemed necessary by the Board to satisfy the Executive's Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and
     (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive's assets (to the extent the liquidation would not itself cause severe financial hardship).

4.5 Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a "specified employee" under Section 409A of the Code and regulations thereunder, benefit distributions that qualify as a "separation from service" under
     Section 409A of the Code and regulations thereunder may not commence earlier than six (6) months after the date of such separation from service.

                                    Article 5
                             Distributions at Death

5.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefits under Article 4.

5.1.1 Amount of Benefit.  The benefit  under this Section 5.1 is the greater of:
     (a) Deferral Account balance at the Executive's Separation from Service; or
     (b) the Deferral Account Balance projected to be accrued at Normal Retirement Age.

5.1.2 Distribution of Benefit. The Company shall pay the benefit to the Beneficiary as elected by the Executive on the Election Form(s) commencing within sixty (60) days following receipt by the Company of the Executive's death certificate.

5.2 Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall pay to the Beneficiary the remaining benefits at the same time and in the same amounts as they would have been paid to the Executive had the Executive survived.

5.3 Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall pay to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following the Executive's death.

                                    Article 6
                                  Beneficiaries

6.1 Beneficiary. Each Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a Beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company in which the Executive participates.

6.2 Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The
     Executive  shall  have the right to  change a  Beneficiary  by  completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

6.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4 No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

6.5 Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

                                    Article 7
                               General Limitations

7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Executive's Deferrals (i.e., Deferral Account minus interest credited thereon) if Executive's service is terminated by the Board for:

     (a) Gross negligence or gross neglect of duties to the Company; or
(b) Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive's service to the Company; or
(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's service and resulting in an adverse effect on the Company; or
(d) Issuance of a final removal or prohibition order issued by a state or federal banking agency with jurisdiction over the Company.

7.2 No Withdrawal Election. Except as expressly provided herein, the Executive may not elect, at any time, to withdraw any portion of the Deferral Account balance.

                                    Article 8
                           Administration Of Agreement

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Compensations of its Executives, the date and circumstances of the retirement, Disability, death or Separation from Service of its Executives, and such other pertinent information as the Plan Administrator may reasonably require.

                                    Article 9
                          Claims and Review Procedures

9.1 Claims Procedure. The Executive or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

9.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)  The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and
(e)  A statement  of the  claimant's  right to bring a civil  action under ERISA
     Section 502(a) following an adverse benefit determination on review.

9.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

9.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

9.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

9.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)  The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
(d)  A statement  of the  claimant's  right to bring a civil  action under ERISA
     Section 502(a).

                                   Article 10
                           Amendments and Termination

10.1 Amendment. This Agreement may be amended only by a written agreement signed by the Company and the Executive. Provided, however, that the Company may amend this Agreement to conform with written directives to the Company from its banking regulators.

10.2 Termination. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. Upon such termination, the Deferral Account balance shall be paid to the Executives in a lump sum within thirty (30) days following the earlier of:

(a)  Separation from Service;
(b)  Death;
(c) Such time as permitted by the Secretary under regulations issued pursuant to Section 409A of the Code.

                                   Article 11
                                  Miscellaneous

11.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees.

11.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an executive of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an executive nor interfere with the Executive's right to separate from service at any time.

11.3 Non-Transferability.   Benefits  under  this  Agreement   cannot  be  sold,
     transferred, assigned, pledged, attached or encumbered in any manner.

11.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Company's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

11.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

11.6 Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Company to which the Executive and the Beneficiary have no preferred or secured claim.

11.7 Reorganization. The Company shall not merge or consolidate into or with another company or bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor bank.

11.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of (i) this Agreement other than those specifically set forth herein.

11.9 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                          The Ohio Valley Bank Company
                        ---------------------------------
                          420 Third Avenue
                        ---------------------------------
                          P O Box 240
                        ---------------------------------
                          Gallipolis, OH 45631-0240
                        ---------------------------------

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.


Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.


IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement as of April 17, 2003.

EXECUTIVE:                                          COMPANY:

                                                    THE OHIO VALLEY BANK COMPANY

/s/ Jeffrey E. Smith                                By:  /s/ James L. Dailey
--------------------                                ----------------------------
Jeffrey E. Smith                                    Title: Chairman of the Board